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                                                                    Exhibit 5.2

CHRISTINE HAYER REPASY                                                    [LOGO]
SENIOR VICE PRESIDENT AND                                           THE HARTFORD
GENERAL COUNSEL
HARTFORD LIFE INSURANCE COMPANIES
DIRECT DIAL:  (860) 843-3560
FAX:  (860) 843-8665
INTERNET:  crepasy@hartfordlife.com

July 27, 2004

TO: The Board of Directors of Hartford Life Insurance Company


RE:   Hartford Life Global Funding Program

Ladies and Gentlemen:

I am the General Counsel of Hartford Life Insurance Company ("Hartford Life"), a Connecticut life insurance corporation.

I am furnishing this opinion in connection with the establishment of the Hartford Life Global Funding note issuance program (the "Program") described in that certain registration statement on Form S-3 (File No. 333-112244) filed on January 27, 2004, as amended by pre-effective amendment No. 1 filed on March 16, 2004, by pre-effective amendment No. 2 filed on May 4, 2004 and by pre-effective amendment No. 3 filed on July 27, 2004 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement describes (i) the registration and public offering of up to $2,000,000,000, or the equivalent amount in one or more foreign or composite currencies, aggregate principal amount of notes (the "Notes") to be issued by the trusts described below and
(ii) the registration of up to $2,000,000,000, or the equivalent amount in one or more foreign or composite currencies, aggregate principal amount of Hartford Life's funding agreements (each, a "Contract") to be sold to the trusts described below in connection with the issuance and sale of the Notes.

As described in the Registration Statement, prior to each Note issuance, a newly created trust will be organized under the laws of Delaware (each a "Trust"). Each Trust will be formed under a trust agreement (each a "Trust Agreement"), between Wilmington Trust Company, as trustee, and AMACAR Pacific Corporation, as Trust administrator and beneficial owner. Under the Program, each Trust will issue a single series of Notes, pursuant to an indenture (each an "Indenture") between the Trust, and JPMorgan Chase Bank, as indenture trustee (the "Indenture Trustee"), substantially in the form attached as an exhibit to the Registration Statement. The proceeds from the sale of each series of Notes are to be used to purchase a Contract issued by Hartford Life, as described in the Registration Statement.

In connection with the foregoing, I, or persons under my supervision, have examined an original or copies certified to my satisfaction as being a true copy of the certificate of incorporation and bylaws of Hartford Life, and have reviewed such other corporate records, instruments and other documents as deemed necessary or appropriate in order to render the opinions set forth herein. Persons under my supervision, have also reviewed and participated in the preparation of the Registration Statement.

In the examination of various documents, instruments and records, including without limitation any referred to in this opinion letter, and in connection with the opinions herein expressed, I have assumed the competency of all individual signatories, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, I am of the opinion that, as of the date of this letter:

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     (a)    Hartford Life is a Connecticut domiciled insurance company duly organized, validly existing and in good standing under the laws of Connecticut as a corporation formed for the purposes of conducting the business of a life insurance company. Hartford Life has the necessary corporate authority to enter into the Contracts and to perform its respective obligations thereunder.

     (b) Hartford Life has obtained licenses from the states of Connecticut and Delaware, which authorize Hartford Life to conduct life insurance business and to issue insurance contracts (including the Contracts) in those states. Hartford Life has all necessary authority to execute and to issue the Contracts under applicable Connecticut and Delaware insurance laws and regulations and orders and interpretations of the Connecticut Insurance Department and the Delaware Insurance Department.

     (c) The issuance of the Contracts has been approved by all necessary corporate action on the part of Hartford Life; and, once duly executed and issued, each Contract will constitute the legal, valid and binding obligations of Hartford Life, enforceable against Hartford Life in accordance with its terms, except to the extent enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, fraudulent transfers, reorganization, or moratorium or other similar laws now or hereafter in effect relating to or effecting the enforcement of creditors' rights or remedies generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of relevancy.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus and to the incorporation by reference of this opinion and consent as exhibits to the Registration Statement filed in accordance with Rule 462(b) under the Act. In giving the foregoing consents, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christine Hayer Repasy
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Christine Hayer Repasy

                      HARTFORD LIFE INSURANCE COMPANIES
        LAW DEPARTMENT, B1E, 200 HOPMEADOW STREET, SIMSBURY, CT 06089
                 MAIL: P. O. BOX 2999, HARTFORD, CT 06104-2999